As filed with the Securities and Exchange Commission on September 29, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

LUMIRADX LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

LumiraDx Limited

c/o Ocorian Trust (Cayman) Limited

PO Box 1350, Windward 3, Regatta Office Park

Grand Cayman KY1-1108

Cayman Islands

(345) 640-0540

(Address of Principal Executive Offices)

LumiraDx Limited Consultants’ and Non-Employees’ Option Scheme

LumiraDx Limited Unapproved Option Scheme with U.S. Appendix

Aegle Care (Holdings) Limited EMI Option Scheme

LumiraDx Limited 2021 Stock Option and Incentive Plan

LumiraDx Limited 2021 Employee Stock Purchase Plan

(Full Title of the Plans)

LumiraDx, Inc.

221 Crescent Street. 5th Floor

Waltham, MA 02453

Telephone: 1 888-586-4721

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Edwin M. O’Connor Laurie A. Burlingame Paul R. Rosie Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000	Ian Lopez Warren S. de Wied Fried, Frank, Harris, Shriver & Jacobson (London) LLP 100 Bishopsgate London EC2N 4AG United Kingdom Telephone: +44 20 7972 9600	Anna-Lise Wisdom Appleby (Cayman) Ltd 71 Fort Street, PO Box 190 Grand Cayman, KY1-1104 Telephone: +1 345 949 4900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
LMDX common shares, par value $0.0000028 per share	6,789,967 (2)	$1.54 (3)	$10,456,549.18 (3)	$1,140.81
LMDX common shares, par value $0.0000028 per share	71,906,813 (4)	$7.53 (3)	$541,458,301.89 (3)	$59,073.10
LMDX common shares, par value $0.0000028 per share	8,467,922 (5)	$0.62 (3)	$5,250,111.64 (3)	$572.79
LMDX common shares, par value $0.0000028 per share	30,530,760 (6)	$3.50 (7)	$106,857,660.00 (7)	$11,658.17
LMDX common shares, par value $0.0000028 per share	15,265,380 (8)	$3.50 (9)	$53,428,830.00 (9)	$5,829.09
Total	132,960,842	—	$717,451,452.71	$78,273.95

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional common shares, par value $0.0000028 per common share, which become issuable under the LumiraDx Limited 2021 Stock Option and Incentive Plan (the “2021 Plan”), the LumiraDx Limited 2021 Employee Stock Purchase Plan (the “2021 ESPP”), the LumiraDx Limited Consultants’ and Non-Employees’ Option Scheme (the “Consultant Plan”), the LumiraDx Limited Unapproved Option Scheme with U.S. Appendix (the “Employee Plan”) and/or the Aegle Care (Holdings) Limited EMI Option Scheme (the “Aegle Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding common shares. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)

Represents the number of common shares issuable upon the exercise of outstanding stock options awards under the Consultant Plan as of the date of this Registration Statement. No further grants will be made under the Consultant Plan.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on the weighted average exercise price (rounded to the nearest cent) of the outstanding option awards.

(4)

Represents the number of common shares issuable upon the exercise of outstanding stock options awards under the Employee Plan as of the date of this Registration Statement. No further grants will be made under the Employee Plan.

(5)

Represents the number of common shares issuable upon the exercise of outstanding stock options awards under the Aegle Plan as of the date of this Registration Statement. No further grants will be made under the Aegle Plan.

(6)

Represents the number of common shares initially reserved for issuance under the 2021 Plan. In addition to the shares registered under the 2021 Plan, to the extent that awards outstanding under the Consultant Plan, the Employee Plan and/or the Aegle Plan as of the date of this Registration Statement are cancelled, forfeited, are held back upon exercise or settlement of an award to cover any exercise price, as applicable, or tax withholding, are reacquired by the Registrant prior to vesting, are satisfied without the issuance of stock or are otherwise terminated (other than by exercise) subsequent to the date of this Registration Statement, the shares reserved for issuance pursuant to such awards will become available for issuance under the 2021 Plan. The 2021 Plan provides that the number of shares reserved and available for issuance under the 2021 Plan will automatically increase each January 1, beginning on January 1, 2022, by an amount such that the number of shares reserved and available for issuance under the 2021 Plan will equal 10% of the issued and outstanding number of ordinary shares and common shares on each such January 1.

(7)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) of the Securities Act. Given that there is no proposed maximum offering price per share of our common shares, the Registrant calculates the proposed maximum aggregate offering price, pursuant to Rule 457(h)(1), based on the book value of the ordinary shares of the Registrant of $3.50 per share, which was calculated from its unaudited pro forma balance sheet as of December 31, 2020. Since the Registrant’s common shares are not yet traded on an exchange or over-the-counter, the Registrant did not use the market price of its common shares in accordance with Rule 457(c). Pursuant to the 2021 Plan, the option exercise price of each option will be determined by the 2021 Plan administrator, but for options granted to participants located in the United States, subject to certain exceptions, the option exercise price may not be less than 100% of the fair market value of a common share on the date of grant (and may not be less than 110% of the fair market value of common shares on the date of grant with respect to incentive share options granted to any employee who owns or is deemed to own more than 10% of the combined voting power of all of the Company’s classes of such shares as of the date of grant).
(8)

Represents the number of common shares initially reserved for issuance under the 2021 ESPP. The 2021 ESPP provides that the number of shares reserved and available for issuance under the 2021 ESPP will automatically increase on each January 1, beginning on January 1, 2022, by an amount equal to the lesser of (i) 50,000,000 common shares, and (ii) a number of common shares reflecting 5% of the Company’s fully diluted share capital as of such date.

(9)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) of the Securities Act. Given that there is no proposed maximum offering price per share of our common shares, the Registrant calculates the proposed maximum aggregate offering price, pursuant to Rule 457(h)(1), based on the book value of the ordinary shares of the Registrant of $3.50 per share, which was calculated from its unaudited pro forma balance sheet as of December 31, 2020. Pursuant to the 2021 ESPP, each purchase option granted thereunder will be automatically exercised to purchase common shares on the last trading date of the applicable offering period at a price per common share equal to 85% of the lesser of (i) the fair market value on the first trading day of the offering period and (ii) the fair market value on the exercise date.

Proposed sales to take place as soon after the effective date of the Registration Statement as awards are granted, exercised or distributed under the above-named plans.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The registrant, LumiraDx Limited (the “Company”), hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:

(a)

The proxy statement/prospectus filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act on September 3, 2021, relating to the Registration Statement on Form F-4, as amended (File No. 333-257745), which contains the Company’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)	The Company’s report on Form 20-F (File No. 001-40852) filed, with the Commission on September 29, 2021; and

(c)

The description of the Company’s common shares contained in the Company’s Registration Statement on Form 8-A (File No. 001-40852), filed by the Company with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on September 28, 2021, including any amendments or reports filed for the purpose of updating such description.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the common shares offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any report on Form 6-K furnished by the Company to the Commission after the date of this Registration Statement (or a portion thereof) is incorporated by reference in this Registration Statement only to the extent that the report expressly states that the Company incorporates it (or such portions) by reference in this Registration Statement and it is not subsequently superseded. To the extent that any information contained in any report on Form 6-K, or any exhibit thereto, is furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Companies Act (as revised) of the Cayman Islands does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The amended and restated memorandum of association and articles of association of the Company (the “Amended and Restated Articles”) provide that the Company shall indemnify its officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officers, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

In addition, the Company has entered into indemnification agreements with its directors and executive officers that will provide such persons with additional indemnification beyond that provided in the Amended and Restated Articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company under the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Memorandum and Articles of Association of LumiraDx Limited (incorporated by reference to Exhibit 1.1 to the Company’s Report on Form 20-F (File No. 001-40852) filed with the SEC on September 29, 2021).

5.1*	Opinion of Appleby (Cayman) Ltd.

23.1*	Consent of KPMG LLP, independent registered accounting firm for LumiraDx Limited.

23.2*	Consent of Appleby (Cayman) Ltd. (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page to this Registration Statement).

99.1	LumiraDx Limited Consultants’ and Non-Employees’ Option Scheme (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form F-4 (File No. 333-257745) filed with the SEC on July 7, 2021).

99.2	LumiraDx Limited Unapproved Option Scheme with U.S. Appendix (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form F-4 (File No. 333-257745) filed with the SEC on July 7, 2021).

99.3	Aegle Care (Holdings) Limited EMI Option Scheme (incorporated by reference to Exhibit 10.20 to Post-effective Amendment No. 1 to the Company’s Registration Statement on Form F-4 (File No. 333-257745) filed with the SEC on September 27, 2021).

99.4	LumiraDx Limited 2021 Stock Option and Incentive Plan (incorporated by reference to Exhibit 4.5 to the Company’s Report on Form 20-F (File No. 001-40852) filed with the SEC on September 29, 2021).

99.5	LumiraDx Limited 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 4.6 to the Company’s Report on Form 20-F (File No. 001-40852) filed with the SEC on September 29, 2021).

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London on the 29th day of September, 2021.

LUMIRADX LIMITED

By:	/s/ Ron Zwanziger
Name: Ron Zwanziger
Title: Chief Executive Officer, Chairman and Director

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints Ron Zwanziger and Dorian LeBlanc, and each of them, either of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated below.

NAME	POSITION	DATE

/s/ Ron Zwanziger		September 29, 2021
Ron Zwanziger	Chief Executive Officer, Chairman and Director (Principal Executive Officer)

/s/ Dorian LeBlanc		September 29, 2021
Dorian LeBlanc	Chief Financial Officer and Vice President, Global Operations (Principal Financial Officer and Principal Accounting Officer)

/s/ Jerry McAleer		September 29, 2021
Jerry McAleer	Director

/s/ Dave Scott		September 29, 2021
Dave Scott	Director

/s/ Donald Berwick		September 29, 2021
Donald Berwick	Director

/s/ Bruce Keogh		September 29, 2021
Bruce Keogh	Director

/s/ Lu Huang		September 29, 2021
Lu Huang	Director

/s/ Lurene Joseph		September 29, 2021
Lurene Joseph	Director

/s/ Gerald Chan		September 29, 2021
Gerald Chan	Director

/s/ Troyen A. Brennan		September 29, 2021
Troyen A. Brennan	Director

/s/ George Neble		September 29, 2021
George Neble	Director

LumiraDx Inc.

By:	/s/ Ron Zwanziger Authorized Representative in the United States
Name:	Ron Zwanziger
Title:	Chief Executive Officer, Chairman and Director

* Pursuant to Power of Attorney

By:	/s/ Ron Zwanziger
Name:	Ron Zwanziger
Title:	Attorney-in-Fact